AMENDMENT NO. 2 TO TRUST AGREEMENT RELATING TO
    RECEIPTS ON CORPORATE SECURITIES TRUST, SERIES FDX 1997-1


           AMENDMENT NO. 2, dated as of April 28, 1998 (this "Amendment") , between Prudential Securities Structured Assets, Inc., a Delaware corporation (the "Company"), and The Bank of New York, as Trustee hereunder (the "Trustee"), to the Base Trust Agreement between the Company and the Trustee dated as of August 28, 1997, as amended by Base Amendment No. 1 dated as of February 27, 1998 (together, the "Base Trust Agreement"), as supplemented by the Series FDX 1997-1 Supplement dated as of August 28, 1997, as amended by Amendment No. 1 thereto dated as of December 9, 1997 (together, the "Series Supplement" and, together with the Base Trust Agreement, the "Trust Agreement").

                           ARTICLE ONE

           SECTION 1.01. Amendment of Base Trust Agreement. The
Base Trust Agreement is hereby amended for purposes of the Trust
Agreement as follows:

           (a) The penultimate sentence of Section 3.1(b) is amended: (1) by substituting a comma for the word "or" at the end of clause (i), and (2) by inserting after the words "Term Asset" and immediately preceding the word "except" the following:

           "(iii) which would alter the currency in which any payment is required to be made on the Term Assets,
           (iv) which would change the voting rights granted to holders of the Term Assets under the Indenture, or (v) which would impair in any material respect any rights of the Trustee or holders of the Term Assets to enforce remedies against the Term Assets issuer under the Indenture,"

           (b) Each of Section 5.16 (entitled "Optional
Exchange") and Section 6.4 (entitled "Depositor May Purchase
Certificates") is deleted in its entirety;

           (c) Section 9.1(a) is amended by deleting from clause
(x) thereof the phrase ", but not (vi),"; and

           (d) Clause (ii) of the proviso to the first sentence of Section 9.1(b) is amended by deleting the existing text after the word "without" and inserting the following in its place: "the unanimous consent of the Holders of Certificates of such Series or Class".

           SECTION 1.02. Amendment of Series Supplement. The
Series Supplement is hereby amended as follows:

           (a) Section 1 is amended such that the following definition shall have the following meaning:

           "Rating Agency: Each of Moody's Investors Service,
           Inc. and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

           (b) Section 22 is amended by adding the following sentence thereto:

           "The Depositor hereby further covenants that it will not purchase or otherwise acquire any Certificates in the open market or otherwise at any time."

                           ARTICLE TWO

                     MISCELLANEOUS PROVISIONS

           SECTION 2.01. Capitalized Terms. For purposes of this Amendment, except as otherwise stated herein, terms used in capitalized form in this Amendment and defined in the Trust Agreement have the meaning from the meanings specified in the Trust Agreement.

           SECTION 2.02. Regarding the Trustee. All of the provisions of the Trust Agreement with respect to the rights, duties and immunities of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

           SECTION 2.03. Continuing Effect. Except as expressly amended by this Amendment, the Trust Agreement remains in full force and effect in accordance with its terms and is hereby in all respects ratified and confirmed.

           SECTION 2.04. References to the Trust Agreement. All references to the Trust Agreement in the Trust Agreement, any Trust Certificate or in any other document executed or delivered in connection therewith, shall, from the date hereof, be deemed a reference to the Trust Agreement as amended hereby, unless the context requires otherwise.

           SECTION 2.05. Governing Law. THIS AMENDMENT SHALL BE
GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO
THE PRINCIPLES OF CONFLICTS OF LAWS.

           SECTION 2.06. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

           SECTION 2.07. Effectiveness. This Amendment shall become effective as of the date first written above.

                        *    *    *

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                              PRUDENTIAL SECURITIES
                                STRUCTURED ASSETS, INC.
                                as Depositor


                              By: /s/ Terrance O'Dwyer
                                 ------------------------------
                                 Name: Terrance O'Dwyer
                                 Title: Senior Vice President


                              THE BANK OF NEW YORK
                                as Trustee


                              By: /s/ Fernando Acebedo
                                 ------------------------------
                                 Name: Fernando Acebedo
                                 Title: Assistant Treasurer